Exhibit 99.1

EMPIRE RESOURCES, INC.

EMPIRE RESOURCES DECLARES 42nd CONSECUTIVE QUARTERLY DIVIDEND

Fort Lee, NJ, September 13, 2013 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that its Board of Directors has declared a regular dividend of $0.025 per share. The cash dividend is payable on October 11, 2013 to stockholders of record at the close of business on September 27, 2013.

Nathan Kahn, President and CEO, commented, “The continued execution of our plan to achieve profitable growth as well as our consistent quarterly dividend over the past 42 quarters reflect our commitment to creating value for our shareholders.”

The Board of Directors intends to review its dividend policy on a quarterly basis and make its determination based on profitability, free cash flow and the other requirements of the business.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Latin America, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Exhibit 99.1

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com